Exhibit 3.3

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AEROVATE THERAPEUTICS, INC.

Aerovate Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The current name of the Corporation is Aerovate Therapeutics, Inc.

2. The amendment set forth in this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law by the board of directors of the Corporation. This Certificate of Amendment hereby amends the Corporation’s Second Amended and Restated Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”) as set forth below.

3. Article I of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The name of the Corporation is Jade Biosciences, Inc.”

4. Except as amended hereby, the provisions of the Certificate of Incorporation shall remain in full force and effect.

5. This Certificate of Amendment shall be effective at 9:19 am (Eastern Daylight Time) as of April 28, 2025.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed by an authorized officer of the Corporation on April 28, 2025.

AEROVATE THERAPEUTICS, INC.

By:	/s/ Tom Frohlich
Tom Frohlich
Chief Executive Officer